Exhibit (15)(v) on Form N-1A
                                           Exhibit (10) under Item 6/Reg. S-K



                                  EXHIBIT B
                                   to the
                          Plan, dated June 1, 1993

                         VISION GROUP OF FUNDS, INC.

                      VISION CAPITAL APPRECIATION FUND


    This Plan is adopted by VISION GROUP OF FUNDS, INC. with respect to the Class of Shares of the portfolio(s) of the Corporation set forth above.

    In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of Vision Capital Appreciation Fund during the month.

    Witness the due execution hereof this 1st day of     , 1996.
                                                     ----


                                         VISION GROUP OF FUNDS, INC.


                                         By: